Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

BEFORE PAYMENT OF CAPITAL

OF

CORNELL CORRECTIONS OF PENNSYLVANIA, INC.

        The undersigned, being the incorporator of CORNELL CORRECTIONS OF PENNSYLVANIA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DO HEREBY CERTIFY:

        FIRST: That Article One of the Certificate of Incorporation be and it hereby is amended to read as follows:

          The name of the corporation is ABRAXAS GROUP, INC.

        SECOND: That the corporation has not received any payment for any of its stock.

        THIRD: That the amendment was duly adopted in accordance with the provisions of section 241 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, I have signed this certificate this 21st day of August, 1997.

/s/ MITCHELL A. TIRAS Mitchell A Tiras